EXHIBIT 6.7

Execution Version

AMENDED AND RESTATED OPTION AGREEMENT

This Amended and Restated Option Agreement (this “Agreement”) is made November 13, 2017, (the “Effective Date”), by and among Royalty Exchange, Inc. (“Royalty Exchange”), on the one hand, and F.B.T. Productions LLC (“FBT”) and Em2M LLC (“Em2M”) (each, a “Seller” and, collectively, “Sellers”), on the other hand. Each of Royalty Exchange, Buyer (as hereinafter defined) and Sellers may be referred to as a “Party” and jointly as the “Parties.” This Agreement amends and restates in its entirety that certain Option Agreement by and among the parties hereof, dated the 27th day of April, 2017 (the “April Option Agreement”).

RECITALS

A. FBT and/or Em2M are parties to certain agreements with Marshall B. Mathers III p/k/a “Eminem” (“Artist”), Aftermath Records d/b/a Aftermath Entertainment (“Aftermath”) and/or UMG Recordings, Inc., including its division Interscope Records (“UMG”) (such agreements, as amended, collectively, the “Royalty Agreement”), pursuant to which Seller(s) are entitled to certain payments (the “Royalty Payments”) arising from the use and exploitation of audio and audio-visual recordings embodying the Artist’s performances, as set forth on Schedule 1 annexed hereto and made a part hereof.

B. Sellers desire to grant to Royalty Exchange, and Royalty Exchange desires to acquire from Sellers, an option to purchase either a fifteen percent (15%) or twenty-five percent (25%) Passive Income Interest (as hereinafter defined) in the Royalty Payments (the “Option”), subject to the terms, conditions and requirements set forth in this Agreement.

C. Royalty Exchange intends to form a majority-owned and controlled subsidiary for the purposes of raising funds to acquire the applicable percentage of the Royalty Payments and hold the 15% or 25% Passive Income Interest in the Royalty Payments (such 15% or 25% Passive Income Interest, the “Acquired Interest”).

D. Royalty Exchange intends to use best efforts to conduct a Public Offering (as hereinafter defined) in accordance with the terms, conditions and requirements set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration received by each of the parties to this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

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(a) “Affiliate(s)” shall mean any entity or entities majority owned and controlled by a Party, including, without limitation, any majority-owned and controlled subsidiary or subsidiaries now or hereafter existing.

(b) “Buyer” means Royalty Exchange or, if the Option is validly assigned by Royalty Exchange to its Affiliate, such assignee Affiliate having the right to exercise the Option pursuant to such assignment.

(c) “Passive Income Interest” shall mean a passive right to receive income from Royalty Payments otherwise payable to Sellers under the Royalty Agreement, it being acknowledged that Sellers shall make good faith efforts to instruct UMG and/or Aftermath to make such 15% or 25% passive income payments directly to Buyer or its designees if the Option is exercised and the Closing occurs. For the avoidance of doubt, notwithstanding anything to the contrary herein, Buyer shall not be deemed a party or a third party beneficiary to the Royalty Agreement resulting from the Acquired Interest, if any, and Buyer shall not have any rights to directly exercise any of Sellers’ rights, title and interests under the Royalty Agreement.

2. Grant of Option.

(a) Sellers hereby grant to Royalty Exchange, and Royalty Exchange hereby accepts from Sellers, an option (the “Option”) to purchase either (i) a fifteen percent (15%) Passive Income Interest in the Royalty Payments (the “15% Option”) or (ii) a twenty-five percent (25%) Passive Income Interest in the Royalty Payments (the “25% Option”), in Royalty Exchange’s sole discretion, subject to the terms, conditions and requirements set forth in this Agreement.

(b) The Option shall be assignable by Royalty Exchange to any of its Affiliates and may be exercised by such Affiliate assignee, provided that any such assignment shall be in writing and shall expressly provide that such Affiliate assignee shall undertake the performance of all of Buyer’s obligations hereunder as if it is a direct party to this Agreement, and provided further that Royalty Exchange provides a true and complete copy of such assignment to Sellers. Further, as a material inducement to Sellers entering this Agreement, in the event the Option is assigned to and exercised by an Affiliate of Royalty Exchange, Royalty Exchange hereby expressly agrees, represents and warrants and does hereby guarantee the full performance of such Affiliate’s obligations hereunder as if such Affiliate is a direct party to this Agreement, and in the event such Affiliate fails to so perform, Royalty Exchange shall undertake to perform and cause the full performance of all of Buyer’s obligations hereunder in place of such Affiliate and Royalty Exchange shall be bound by Buyer’s covenants, representations and warranties hereunder as if Royalty Exchange made such covenants, representations and warranties as Buyer hereunder, it being expressly acknowledged that Sellers shall have no obligation to pursue, obtain or exhaust any right, remedy or cause of action against such Affiliate or any of its shareholders or members as a condition of seeking enforcement of such guarantee against Royalty Exchange.

3. Holding Fee. In consideration for Sellers’ grant of the Option, concurrently with the execution of the April Option Agreement, Royalty Exchange has paid to Sellers a non-refundable fee of Fifty Thousand U.S. Dollars ($50,000) in cash (the “Holding Fee”), allocated as follows by wire payment to Sellers’ respective bank accounts as set forth on Schedule 2 annexed hereto and made a part hereof: Thirty-Three Thousand Three Hundred U.S. Dollars ($33,300) to FBT, and Sixteen Thousand Seven Hundred U.S. Dollars ($16,700) to Em2M.

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4. Option Term and Option Price.

(a) The term of the Option shall commence with the execution of this Agreement and continue through and include November 15, 2017 (the “Option Term”), during which time Buyer may exercise the Option to purchase either (i) the 15% Option for a purchase price of Nine Million Seven Hundred Fifty Thousand U.S. Dollars ($9,750,000) in cash (the “15% Option Price”) or (ii) the 25% Option for a purchase price of Eighteen Million Seven Hundred Fifty Thousand U.S. Dollars ($18,750,000) (the “25% Option Price”).

(b) The 25% Option Price shall be due and payable as follows:

(i) First, an amount of Eleven Million Seven Hundred Fifty Thousand U.S. Dollars ($11,750,000), less the Holding Fee, due upon Closing (the “25% Option Price Initial Payment”);

(ii) Second, the remainder of Seven Million U.S. Dollars ($7,000,000) (the “25% Option Price Remaining Payment”), due upon the earlier of:

(1) Closing a Public Offering of the Securities with proceeds of or in excess of Twenty Five Million Dollars ($25,000,000); or

(2) The IPO Expiration.

(iii) Buyer hereby covenants and agrees to use its commercially reasonable best efforts to effect a closing of a Public Offering of the Securities with proceeds of or in excess of Twenty Five Million Dollars ($25,000,000) on or before December 31, 2017.

(iv) If Seller closes any Public Offering of the Securities with proceeds of an amount less than Twenty Five Million Dollars ($25,000,000) prior to the IPO Expiration, twenty five percent (25%) of such proceeds shall be promptly paid by Seller to Buyers in partial satisfaction of the 25% Option Price Remaining Payment (such payment or payments, a “Partial Payment”), which Partial Payment(s) shall reduce the 25% Option Price Remaining Amount.

(c) If the Option is not exercised on or before the last day of the Option Term, this Agreement and the Option contained herein shall automatically terminate without further liability or obligation to the Parties.

(d) Each Seller hereby acknowledges and agrees that Royalty Exchange expressly disclaims, and shall have no liability whatsoever, to Sellers or any other person, in connection with the allocation of any payments between the Sellers under this Agreement.

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5. Exercise of Option. The Option may be exercised by Buyer at any time on or before 5:00 p.m. New York City Time on the last day of the Option Term. Buyer shall exercise the Option by:

(a) delivery of written notice (email sufficing) thereof to Seller (the “Notice”), which shall specify (i) Buyer’s election to exercise the Option, (ii) the name of the entity to which the applicable portion of the Royalty Payments shall be assigned, and (iii) the election of either the 15% Option or the 25% Option; and

(b) delivery (email sufficing) of a proposed written agreement with respect to the income assignment of the Acquired Interest approved by Sellers, which approval shall not be unreasonably withheld or delayed (“Proposed Agreement”).

6. Closing.

(a) If the Option is exercised by Buyer, the closing of the assignment of the Acquired Interest (the “Closing”) shall be held within five (5) business days following delivery of the Notice to Sellers and Sellers’ approval of the Proposed Agreement (the “Closing Date”). The Closing shall occur at a time and place as Sellers and Buyer shall agree upon in the Proposed Agreement.

(b) If Buyer has exercised the Option, then, at the Closing, the following shall occur:

(i) Buyer shall pay to Sellers either (i) the 15% Option Price or (ii) the 25% Option Price, as indicated in the Notice, in each case less the Holding Fee, allocated as follows by wire payment to Sellers’ respective bank accounts as set forth on Schedule 2: two-thirds (66.6%) of the applicable Option Price to FBT and one-third (33.4%) of the applicable Option Price to Em2M.

(ii) The Parties shall execute the Proposed Agreement, pursuant to which Sellers shall sell, convey, assign and transfer to Buyer either a 15% Passive Income Interest (in the case of the 15% Option) or a 25% Passive Income Interest (in the case of the 25% Option) in the Royalty Payments under the Royalty Agreement, free and clear of all security interests, liens, pledges, charges and encumbrances.

(iii) Such executed Proposed Agreement shall provide that, if the 25% Option is purchased, from and after Closing until Buyer’s obligation to pay the 25% Option Price Remaining Payment is completed, Buyer’s 25% Passive Income Interest shall be reduced by multiplying their 25% Passive Income Interest by a fraction, such fraction being the 25% Option Price Initial Payment plus any Partial Payment(s), divided by the 25% Option Price.

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(iv) Buyer and the Sellers shall enter such further documentation as reasonably necessary to effectuate such sale, conveyance, assignment and transfer as shall be mutually acceptable to Buyer and Sellers.

(v) Sellers shall grant to Buyer a security interest in the Acquired Interest and shall do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Buyer may reasonably require, and take all further steps relating to such security interest that Buyer may reasonably require, to perfect such security interest and Buyer’s rights therein.

(vi) Each Seller shall provide a certificate of a senior officer of such Seller certifying the accuracy as of such time of the matters set forth in Section 10 hereof as of the date of the Closing, and providing customary certifications to the reasonable satisfaction of Buyer.

7. Public Offering.

(a) Buyer shall use its best efforts to conduct a public offering (the “Public Offering”) of a series or class of securities that is linked to the value of the Royalty Payments and provides the public with a means to participate in the Acquired Interest (the “Securities”) as promptly as practicable after the Effective Date, subject to the terms and conditions of this Agreement and all applicable laws and regulations with respect to such transactions;

(b) Within sixty (60) calendar days after the Effective Date, Buyer shall file an initial Form 1-A with the Securities and Exchange Commission;

(c) Buyer hereby represents, warrants and covenants, as applicable that following the closing of the Public Offering (if it occurs):

(i) the Securities shall be publicly traded on the OTCQB or other exchange or alternative trading system reasonably acceptable to Sellers; and

(ii) Buyer shall have associated with a FINRA-approved market maker and such parties’ Form 211 shall become effective upon the closing of the Public Offering.

(d) Buyer shall be responsible with respect to the performance and satisfaction of any and all obligations and liabilities relating to the Public Offering and the application thereof, including, without limitation, any and all legal, financial and compliance matters and the fees and expenses related thereto.

(e) Prior to the consummation of the Public Offering, Sellers shall jointly have the right to approve, which shall not be unreasonably withheld, any professionals (including, auditors, attorneys, broker-dealers and other advisors) in connection with the Public Offering. Additionally, Buyer shall consult with the Sellers regarding, and the Sellers shall jointly have the right to approve, which shall not be unreasonably withheld, the key elements of any marketing and promotion campaigns associated with the Public Offering, including, but not limited to, marketing plans and budgets and press releases related to the Public Offering.

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(f) Notwithstanding the foregoing provisions of this Section 7, Buyer may exercise the Option before the closing of any Public Offering during the Option Term and may pay the 15% Option Price or 25% Option Price from proceeds raised from private offerings or other legal sources.

8. Early Termination. In the event that Buyer does not satisfy the requirements of Section 7(b) in the time frame specified therein, Sellers shall have the option to terminate this Agreement without any further penalty or obligation on the part of the Parties.

9. Termination Following Closing.

(a) Following the Closing, in the event that the Sellers have not waived the requirement for the Buyer to conduct a Public Offering and the Buyer has not successfully completed the Public Offering prior to the first anniversary of the April Option Agreement (the “IPO Expiration”):

(i) Within five (5) business days after the IPO Expiration, Royalty Exchange shall pay to the Sellers an expiration fee in the sum of One Hundred Thousand U.S. Dollars ($100,000), allocated as follows by wire transfer to the Sellers’ respective bank accounts as set forth on Schedule 2, or such other bank accounts as Sellers may then designate in writing (email sufficing): Sixty-Six Thousand Six Hundred U.S. Dollars ($66,600) to FBT, and Thirty-Three Thousand Four Hundred U.S. Dollars ($33,400) to Em2M.

(ii) During the Repurchase Option Term (as defined below), Sellers shall have the option to repurchase the Acquired Interest for the same aggregate price, including for the avoidance of doubt any Partial Payment(s) and/or the 25% Option Price Remaining Payment, received by Sellers pursuant to this Agreement (the “Repurchase Option” and such aggregate price, “Repurchase Price”)), such option being exercisable by written notice to Royalty Exchange (“Repurchase Notice”). The term of the Repurchase Option shall commence upon the IPO Expiration and continue through and include the date that is six (6) months after the date of the IPO Expiration (the “Repurchase Option Term”).

(iii) In the event Sellers exercise the Repurchase Option, within five (5) business days after delivery of the Repurchase Notice to Royalty Exchange:

(1) Sellers shall cause payment of the Repurchase Price to be made to Royalty Exchange at its bank account set forth on Schedule 3 annexed hereto and made a part hereof, or such other payee and bank account as Royalty Exchange may then designate in writing (email sufficing).

(2) Buyer shall pay to Sellers any proceeds arising from or with respect to the Acquired Interest directly or indirectly received by Buyer or its designee between the Closing and the date of such repayment.

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(3) Buyer shall execute and deliver to Sellers a re-assignment of the Acquired Interest in form and substance satisfactory to Sellers, and such other documentation as reasonably necessary to effectuate such reassignment. In the event Buyer fails to so execute and deliver, the assignment of the Acquired Interest to Buyer shall automatically terminate and all rights granted to Buyer with respect to the Acquired Interest as contemplated in this Agreement and the Proposed Agreement shall immediately revert to Sellers, and Sellers shall have the right to execute any such instruments or documents in Buyer’s name solely to effectuate such reassignment of the Acquired Interest to Sellers.

10. Sellers’ Representations. Each Seller, jointly and severally, hereby represents, warrants, covenants and agrees as follows (as used in this Section 10, “Sellers’ Knowledge” shall mean the actual knowledge of Joel Martin, after reasonable due inquiry):

(a) Constitution and Compliance.

(i) Such Seller is duly organized and validly existing under the laws of its jurisdiction of formation, in good standing and with power and authority to carry on its business as currently conducted and as currently proposed to be conducted and to own, lease, and operate its properties. Such Seller has at all times carried on its business and affairs related to the Royalty Agreement and the Royalty Payments in all material respects in accordance with its organizational documents and all applicable laws, and has not breached or violated, and is not in breach or violation, of its organizational documents or applicable laws in a manner which may materially and adversely affect such Seller or its ability to perform its obligations under this Agreement.

(ii) Such Seller has made available to Buyer or to Buyer’s legal advisor true, accurate and complete copies of its organizational documents, as amended.

(b) Authority to Transact.

(i) Such Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii) (A) All corporate action on the part of such Seller, necessary for the authorization and execution of this Agreement by such Seller, and the performance of all of such Seller’s obligations under this Agreement, have been taken, and no other company proceeding on the part of such Seller is necessary to authorize this Agreement and the transactions contemplated hereby; and (B) this Agreement constitutes, valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (2) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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(c) Execution of Agreement. Neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the transactions contemplated hereby, will:

(i) Violate any provisions of such Seller’s organizational documents or the Royalty Agreement or any other contract, agreement, indenture, mortgage, instrument, note, bond, lease, license, arrangement, or undertaking of any nature, written or oral, of such Seller, or cause the acceleration, termination or modification of the Royalty Agreement or any other contract, agreement, indenture, mortgage, instrument, note, bond, lease, license, arrangement, or undertaking of any nature, written or oral, of such Seller.

(ii) Require the consent, license, permit, approval, permission certificate, application or agreement of any governmental entity or any other third party.

(iii) Result in any violation of, or conflict with, or constitute a default under any term of, or result in the creation or enforcement of, any lien, attachment, mortgage, security interest or encumbrances (collectively, “Encumbrances”) upon any of the properties or assets of such Seller related to the Royalty Agreement or Royalty Payments.

(iv) Cause such Seller to lose any interest in or the benefit of any asset, right, license or privilege related to the Royalty Agreement or Royalty Payments it presently owns or enjoys.

(v) Result in any breach or violation by such Seller of any provisions of any law applicable to the Seller or by which any of its assets or properties is bound or subject.

(d) Royalty Agreement; Acquired Interest.

(i) The Royalty Agreement constitutes a valid and binding agreement and, to the knowledge of Sellers, the valid and binding obligation of each other party thereto and is enforceable by Sellers in accordance with is terms, and Sellers are entitled to all rights and benefits thereunder. Neither Sellers nor, to the knowledge of Sellers, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or call a default under the Royalty Agreement.

(ii) To the knowledge of Sellers, no other person or entity has any legal or equitable interest whatsoever in the Acquired Interest.

(iii) No event has occurred or circumstance exists that may (with or without notice or lapse of time): (A) to such Seller’s knowledge, constitute or result in a violation by such Seller of, or a failure on the part of such Seller to comply with, any law with respect to any of the Royalty Agreement or Royalty Payments; or (B) could reasonably be expected to give rise to any obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with any law with respect to the Royalty Agreement or Royalty Payments.

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(iv) There is no action or proceeding pending or, to such Seller’s knowledge, threatened and no notice has been received by such Seller that has resulted in or, could reasonably be expected to result in, suspension, non-renewal, termination or cancellation of, or with respect to, the Royalty Agreement and the Royalty Payments.

(v) Each Seller has taken all reasonable steps in its sole reasonable business judgment to protect its rights in the Royalty Agreement and Royalty Payments, including making or causing to be made any necessary filings and paying any fees required by any governmental entity with respect to the Royalty Payments.

(vi) Sellers have the right to sell, license, assign, transfer, convey or dispose of the Acquired Interest.

(vii) No person has asserted or threatened to assert any claims with respect to the Royalty Agreement or any part thereof contesting the right of Sellers to sell, assign, transfer or dispose of the portion of thereof that will constitute the Acquired Interest.

(viii) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or lapse of time, result in or give any other person or entity the right or option to cause or declare: (A) a loss of, or Encumbrance on, Sellers’ underlying rights, title and interests subject to the Royalty Agreement; (B) a breach of the Royalty Agreement; or (C) the grant, assignment or transfer to any third party of any license or other right or interest under, to or in the Royalty Agreement or the Royalty Payments subject thereto.

(ix) The Royalty Payments are payable to Sellers on a semi-annual basis pursuant to the Royalty Agreement. Sellers’ account(s) under the Royalty Agreement are fully recouped. No advances or other costs (e.g., recording costs, video production costs, marketing and promotion expense) are currently recoupable or chargeable against the Royalty Payments, and no advances or other costs shall be recoupable or chargeable against the Acquired Interest in the Royalty Payments after the Closing, if any.

(e) No Insolvency Event. Such Seller has not ceased to pay its debts in the ordinary course of business, and is not unable to pay its debts as they become due, nor it is insolvent within the meaning of the United States Bankruptcy Code (any of the foregoing, an “Insolvency Event”) for the such Seller, and there is no circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event for such Seller.

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11. Royalty Exchange’s Representations. Royalty Exchange hereby warrants, covenants and agrees, on behalf of itself and Buyer, as applicable, as follows:

(a) Constitution and Compliance.

(i) Royalty Exchange is a corporation validly existing under the laws of the State of Delaware and is current with all filings required by any law, statute, regulation, ordinance, code, order, requirement, rule, legally enforceable policy or guideline, decision or other action, including any judicial or administrative interpretation thereof of any authority to maintain its existence. Buyer is or shall be, a duly organized and validly existing under the laws of its jurisdiction of formation, in good standing and with power and authority to carry on its business as currently conducted or as currently proposed to be conducted and to own, lease, and operate its properties.

(ii) Royalty Exchange has, and Buyer shall have, at all times carried on their respective business and affairs in all material respects in accordance with their respective organizational documents and all applicable laws, and Royalty Exchange has not, and Buyer shall not have, breached or violated, and Royalty Exchange is not, and Buyer shall not be, in breach or violation, of its organizational documents or applicable laws in a manner which may materially and adversely affect Royalty Exchange, Buyer or their respective ability to perform their respective obligations under this Agreement.

(iii) Royalty Exchange and Buyer has made available to Sellers or to Sellers’ legal advisor true, accurate and complete copies of their respective organizational documents, as amended.

(b) Authority to Transact.

(i) Royalty Exchange has, and Buyer shall have, all requisite corporate power, capacity and authority to execute and deliver this Agreement, and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including, without limitation, obtaining all requisite approvals by the board of directors and shareholders with respect to entering into this Agreement and performing its respective obligations hereunder.

(ii) (A) All corporate action on the part of Royalty Exchange necessary for the authorization and execution of this Agreement and the performance of all of Royalty Exchange’s and Buyer’s respective obligations hereunder have been taken, and no other company proceeding on the part of Royalty Exchange is necessary to authorize this Agreement and the transactions contemplated hereby; and (B) this Agreement constitutes, valid and legally binding obligations of Royalty Exchange and Buyer if the Option is validly assigned to an Affiliate of Royalty Exchange, enforceable against Royalty Exchange on behalf of itself and Buyer and Buyer if the Option is validly assigned to an Affiliate of Royalty Exchange in accordance with its terms, except as such enforceability may be limited by effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (2) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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(c) Execution of Agreement. Neither the execution and delivery by Royalty Exchange of this Agreement nor the consummation by Royalty Exchange and Buyer, as applicable, of the transactions contemplated hereby, will:

(i) Violate any provisions of Royalty Exchange’s and or Buyer’s respective organizational documents.

(ii) Violate the rights of any third party or require the consent, license, permit, approval, permission certificate, application or agreement of any governmental entity or any other third party.

(iii) Violate or result in the violation of any law, regulations, contract or agreement applicable to Royalty Exchange or Buyer.

(d) No Insolvency Event. Royalty Exchange has not, and Buyer shall not have, ceased to pay its debts in the ordinary course of business, and Royalty Exchange is not, and Buyer shall not be, unable to pay its respective debts as they become due or deemed insolvent within the meaning of the United States Bankruptcy Code (any of the foregoing, an “Insolvency Event”), and there is no circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event for Royalty Exchange or Buyer.

(e) No Conflicts. This Agreement and the exercise of the rights and performance of the obligations of Royalty Exchange and Buyer hereunder do not and shall not (i) conflict with, or result in a default under any agreement, contract, mortgage, bond or other instrument to which Royalty Exchange or Buyer is or shall be a party, (ii) conflict with Royalty Exchange’s Certificate of Incorporation or bylaws, as amended, or if the Option is assigned to an Affiliate of Royalty Exchange, such Affiliate’s Certificate of Incorporation or bylaws, as amended, or (iii) conflict with or violate any applicable laws or regulations.

12. Time of Parties’ Respective Representations. Each Party hereby represents, warrants, covenants and agrees that the representations, warranties, covenants and agreements made by each of them hereunder are and shall be true and correct (A) as of the Effective Date, and (B) as of Closing Date, and shall survive the Closing.

13. Sellers’ Covenants. Each Seller, jointly and severally, covenants and agrees that from and after the execution and delivery of this Agreement:

(a) Such Seller will give Royalty Exchange and its representatives full reasonable access during normal business hours to all of the properties, books and records related to the Royalty Agreement and Royalty Payments available to such Seller, and furnish Royalty Exchange and its representatives with such information concerning the Royalty Agreement and Royalty Payments as Royalty Exchange may reasonably request, to the extent that such access and any related disclosure of information shall not violate any confidentiality obligations to which Sellers are subject under the Royalty Agreement. All reasonable fees and expenses incurred by the Sellers in connection with the foregoing shall be at the sole expense of Royalty Exchange, or at its option, the sole expense of Buyer.

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(b) Such Seller shall notify Royalty Exchange (or, following Closing, Buyer) of any claim or assertion by a third party that the Royalty Agreement or the Royalty Payments pursuant thereto, or any portion thereof, infringes or otherwise violates the rights of any third party.

(c) Such Seller shall not take any action that may materially adversely affect the rights of Buyer under the Option, or the Acquired Interest after the Closing.

14. Indemnity.

(a) Each Seller understands the meaning of the representations and warranties made by such Seller in this Agreement and hereby agrees to indemnify and hold harmless Royalty Exchange and Buyer, and each of their respective directors, officers, partners, managers and employees and all persons deemed to be in control of any of the foregoing, and to hold such persons harmless, from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, to which they may be put or which they may incur by reason of, or in connection with, any third party claims arising from (a) any material misstatement, misrepresentation or omission made by or on behalf of such Seller in the information supplied to Buyer or its representatives for use in connection with the Public Offering, or (b) any material breach of the representations, warranties, covenants or agreements made by each Seller herein, including, but not limited to, any sale, transfer or other disposition of all or any part of the Royalty Agreement or Royalty Payments by such Seller in violation of applicable law; provided, however, that any such third party claim is reduced to a final adverse judgment by a court of competent jurisdiction or settled with each Seller’s prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, each Seller’s respective indemnity obligation pursuant to this paragraph shall not exceed the aggregate amounts actually received by such Seller under this Agreement.

(b) Royalty Exchange understands the meaning of the representations and warranties made by it and Buyer in this Agreement and hereby agrees to indemnify and hold harmless each Seller and each of their respective directors, officers, partners, managers and employees and all persons deemed to be in control of any of the foregoing, and to hold such persons harmless from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, to which they may be put or which they may incur by reason of, or in connection with, any third party claims arising from (a) any material misstatement, misrepresentation or omission made by or on behalf of Royalty Exchange or Buyer with respect to the offering materials for the Public Offering other than the information provided by Sellers or their representatives for use therein, or (b) any material breach of the representations, warranties, covenants or agreements made by Royalty Exchange and Buyer herein, including, but not limited to, any act or failure to act by Royalty Exchange or Buyer with respect to the Public Offering, the Securities, the Option and the Acquired Interest, if any, in violation of applicable law and regulations; provided, however, that any such third party claim is reduced to a final adverse judgment by a court of competent jurisdiction or settled with Royalty Exchange and Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.

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(c) With respect to any third party claim giving rise or reasonably expected to give rise to indemnity hereunder, the party seeking indemnification (“Indemnified Party”) shall provide the party from whom indemnity is sought (“Indemnifying Party”) prompt written notice of any such third party claim, which notice shall specify in reasonable detail, the basis of such third party claim, and if known, the amount or an estimate of the amount of liability related thereof. Such written notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of such third party claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless, and solely to the extent that the rights or remedies of the Indemnifying Party are materially prejudiced as a result of such failure.

(d) The Indemnifying Party shall have the right to assume any third party claim and direct the defense thereof with counsel of its own choice, and the Indemnified Party shall have the right to join and participate in the defense of any such third party claim with counsel of its own choice at its sole cost and expense, but the control of such defense shall remain with the Indemnifying Party and its counsel.

15. Brokerage. Each Party hereto represents and warrants to each of the other parties that it and/or its Affiliates have not incurred any obligations or liabilities, contingent or otherwise, or brokerage or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which the other party or parties hereto will have any liability. Each Party hereto agrees to and shall indemnify and hold the other parties hereto harmless from and against and in respect of any breach by it of the provisions of this Section 15.

16. Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

17. Confidentiality. Each Party hereto agrees that all non-public information received from or otherwise relating to the other Parties hereto and such other Parties’ respective Affiliates, or any of their respective businesses, partners, clients, contracting parties or direct or indirect investments, including without limitation, the Royalty Agreement and the terms and provisions thereof, trade secrets, know how or strategies or similar items is confidential (such non-public information, “Confidential Information”). Each Party shall not directly or indirectly disclose, release or otherwise cause the disclosure or release of any Confidential Information to any third party without the prior written consent of the other party or parties. The restrictions set forth herein shall not apply to any disclosures to the extent necessary to effectuate or to enforce this Agreement, or as required by law, or in compliance with inquires made by regulators, provided that in the event that such disclosure is required to comply with law or inquiries made by regulators, as long as (a) the Party subject to such disclosure obligations provides prior written notice to the other Parties hereto stating the basis upon which the disclosure is asserted to be required, and (b) the Party subject to such disclosure obligations takes all reasonable steps to oppose or mitigate any such disclosure.

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18. Miscellaneous.

(a) From time to time after the date of Effective Date of the Agreement, each party hereto shall make, execute and deliver to each other such additional deeds, assignments, bills of sale and other instruments of conveyance, transfer, or consent as may be necessary or proper and reasonably requested by the other party, to the extent that any such delivery shall not result in a breach or violation by Sellers of their respective confidentiality obligations under the Royalty Agreement. For avoidance of doubt, under this Section 18(a), each Seller, Royalty Exchange and Buyer, may be required to use its reasonable best efforts to seek such additional documentation.

(b) All notices and other communications required or permitted to be given hereunder shall be in writing and, unless otherwise specified herein, shall be deemed to have been duly given when delivered or when mailed, first-class, postage prepaid, to the parties at the following addresses:

(i) If to Royalty Exchange or Buyer:

c/o Royalty Exchange, Inc.

1550 Larimer St., #769

Denver, CO 80202

Attention: Matthew Smith

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta St., Suite 900

Denver, CO 80202

Attention: David R. Crandall, Andrew McCormick

(ii) If to either Seller:

c/o 54 Sound Studio

1525 East Nine Mile Road

Ferndale, MI 48220

With a copy (which shall not constitue notice) to:

Levinsohn Associates, P.C.

1325 Avenue of the Americas, 27th Floor

New York, NY 10019

Attanetion: Mark Levinsohn, Esq.

or to such other address or addresses as may hereafter be specified by notice given as provided above.

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(c) This Agreement may be assigned by any Party hereto to any of such Party’s Affiliates, provided that any such assignee shall undertake the performance of and assume the obligations of the assigning Party, and the assigning Party shall remain secondarily liable, as a guarantor, with respect to such obligations. The provisions of this Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and their respective heirs, representatives, successors and permitted assigns.

(d) Each Party shall bear its own expenses and costs, including, without limitation, the fees of any attorney, auditor, or other financial advisor retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing sentence, Royalty Exchange or, at its election, Buyer, shall be responsible for all of its legal, compliance, broker-dealer and other commissions, fees, costs and expenses associated with the transactions contemplated herein, including all legal, accounting and other fees associated with the Public Offering.

(e) Any sales, use, transfer and/or documentary taxes imposed in connection with the sale and delivery of the Acquired Interest pursuant to this Agreement shall be paid by Royalty Exchange or, at its election, Buyer.

(f) This Agreement merges all previous negotiations between the parties hereto and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. No amendment, modification or change of this Agreement shall be valid unless in writing and executed by the parties hereto.

(g) This Agreement may be executed in several counterparts or with detachable signature pages (including in .pdf format) and all counterparts so executed will constitute one Agreement binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

(h) In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

(i) Captions to and headings of the sections and subsections, paragraphs or subparagraphs of this Agreement are solely for convenience, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

(j) This Agreement has been executed in and shall be construed in accordance with and subject to the laws of the State of Michigan without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of Wayne, State of Michigan.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ROYALTY EXCHANGE, INC.

By:	/s/ Jeff Schneider
Name:	Jeff Schneider
Title:	Chief Financial Officer

F.B.T. PRODUCTIONS LLC

By:	/s/ Joel Martin
Name:	Joel Martin
Title:	Manager

EM2M LLC

By:	/s/ Joel Martin
Name:	Joel Martin
Title:	Member

[Signature Page to Option Agreement]

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Schedule 1

Masters and Videos for which Royalty Payments are Payable

MASTERS

ALBUM	RECORDINGS
THE SLIM SHADY LP (EMINEM)

Public Service Announcement

My Name Is

Guilty Conscience

Brain Damage

Paul

If I Had

‘97 Bonnie & Clyde

Bitch

Role Model

Lounge

My Fault

Ken Kaniff

Cum on Everybody

Rock Bottom

Just Don’t Give a Fuck

Soap

As the World Turns

I’m Shady

Bad Meets Evil

Still Don’t Give a Fuck

THE MARSHALL MATHERS LP (EMINEM)

Public Service Announcement 2000

Kill You

Stan

Paul (Skit)

Who Knew

Steve Berman

The Way I Am

The Real Slim Shady

Remember Me?

I’m Back

Marshall Mathers

Ken Kaniff (Skit)

Drug Ballad

Amityville

Bitch Please II

Kim

Under the Influence

Criminal

The Kids

17

THE EMINEM SHOW (EMINEM)

Curtains Up [Skit]

White America

Business

Cleanin’ Out My Closet

Square Dance

The Kiss [Skit]

Soldier

Say Goodbye Hollywood

Drips

Without Me

Paul Rosenberg (Skit)

Sing for the Moment

Superman

Hailie’s Song

Steve Berman [Skit]

When the Music Stops

Say What You Say

‘Till I Collapse

My Dad’s Gone Crazy

Curtains Close (Skit)

ENCORE (EMINEM)

Curtains Up

Evil Deeds

Never Enough

Yellow Brick Road

Like Toy Soldiers

Mosh

Puke

My 1st Single

Paul [Skit]

Rain Man

Big Weenie

Em Calls Paul [Skit]

Just Lose It

Ass Like That

Spend Some Time

Mockingbird

Crazy in Love

One Shot 2 Shot

Final Thought [Skit]

Encore

We as Americans

Love You More

Ricky Ticky Toc

18

CURTAIN CALL (EMINEM)

Fack

Shake That

When I’m Gone

Intro (Curtain Call)

The Way I Am

My name Is

Stan

Lose Yourself

Shake That

Sing For The Moment

Without Me

Like Toy Soldiers

The Real Slim Shady

Mockingbird

Guilty Conscience

Cleanin Out My Closet

Just Lose It

RELAPSE (EMINEM)

Dr. West [Skit]

3 A.M.

My Mom

Insane

Bagpipes from Baghdad

Hello

Tonya [Skit]

Same Song & Dance

We Made You

Medicine Ball

Paul [Skit]

Stay Wide Awake

Old Time’s Sake

Must Be the Ganja

Mr. Mathers [Skit]

Déjà Vu

Beautiful

Crack a Bottle

Steve Berman [Skit]

Underground

Careful What You Wish For

My Darling

RELAPSE: REFILL (EMINEM)	Forever Hell Breaks Loose Buffalo Bill Elevator Taking My Ball Music Box Drop the Bomb On ‘Em

19

RECOVERY (EMINEM)

Cold Wind Blows

Talkin’ 2 Myself

On Fire

Won’t Back Down

W.T.P.

Going Through Changes

Not Afraid

Seduction

No Love

Space Bound

Cinderella Man

25 to Life

So Bad

Almost Famous

Love the Way You Lie

You’re Never Over

[Untitled Hidden Track]

THE MARSHALL MATHERS LP 2 (EMINEM)	Bad Guy Parking Lot (Skit) Rhyme Or Reason So Much Better Survival Legacy Asshole Berzerk Rap God Brainless Stronger Than I Was The Monster So Far Love Game Headlights Evil Twin
DEVIL’S NIGHT (D-12)	These Drugs
8 MILE SOUNDTRACK (VARIOUS)	Love Me Lose Yourself Rabbit Run 8 Mile Places To Go Rap Game
CHEERS (OBIE TRICE)	Hands On You Lady Outro Shit Hits The Fan We All Die One Day
RESURRECTION (TUPAC)	One Day At A Time
GET RICH OR DIE TRYIN’ (50 CENT)	Don’t Push Me Patiently Waiting

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LOYAL TO THE GAME (2PAC)	Black Cotton Soldier Like Me
D12 WORLD (D-12)	6 In The Morning American Psycho 2 Bitch Get My Gun Git Up How Come Keep Talkin’ Leave Dat Boy Alone Loyalty
THE HUNGER FOR MORE (LLOYD BANKS)	Warrior Part 2
THE MASSACRE (50 CENT)	Gatman & Robin
KISS OF DEATH (JADAKISS)	Welcome To D-Block
THE PEOPLE VS. (TRICK TRICK)	No More To Say Welcome 2 Detroit
THE LONGEST YARD SOUNDTRACK (VARIOUS - D12)	My Ballz
THOUGHTS OF A PREDICATE FELON (TONY YAYO)	Drama Setter
EMINEM PRESENTS THE RE-UP (VARIOUS)	Shady Narcotics We’re Back Murder The Re-Up You Don’t Know Jimmy Crack Corn Whatever You Want Smack That (Remix) Public Enemy #1 Cry Now No Apologies
SECOND ROUND’S ON ME (OBIE TRICE)	Wake Up There They Go
THE BLUEPRINT (JAY-Z)	Renegade
KONVICTED (AKON)	Smack That
THE COUNTY HOUND (CA$HIS)	Pistol Poppin
HELL: THE SEQUEL (BAD MEETS EVIL)	Welcome 2 Hell Fastlane The Reunion Above the Law I’m On Everything A Kiss Lighters Take from Me Loud Noises Living Proof Echo

21

Videos

3 A.M.
Ass Like That
Beautiful
Cleanin’ Out My Closet
Forgot About Dre
Guilty Conscience
Just Don’t Give a Fuck
Just Lose It
Like Toy Soldiers
Lose Yourself
Love the Way You Lie
Mockingbird
My Name is
No Love
Not Afraid
Role Model
Shake That
Sing for the Moment
Space Bound
Stan
Superman
The Real Slim Shady
The Way I Am
We Made You
When I’m Gone
When The Music Stops
White America
Without Me
You Don’t Know

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Schedule 2

Sellers’ Wire Info

FBT:

Account Name
Account Number
Bank Name
Bank Address
Routing No.

Em2M:

Account Name
Account Number
Bank Name
Bank Address
Routing No.

1

Schedule 3

Buyer's Wire Info

Account Name
Account Number
Bank Name
Bank Address
Routing No.

2